Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2010 Long Term Incentive and Stock Award Plan of our reports, dated March 14, 2012, with respect to the consolidated financial statements of XOMA Corporation and the effectiveness of internal control over financial reporting of XOMA Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Francisco, California
June 1, 2012